Exhibit 99.2

        Indalex Divests Equity Holding in Asia Aluminum Group,
                      Signs New Supply Agreement

    LINCOLNSHIRE, Ill.--(BUSINESS WIRE)--May 15, 2007--Indalex Holding Corp. has signed an agreement with OK Spring Roll Limited Partnership, an investment vehicle in association with ORIX Corporation, to divest its approximately 25 percent equity holding in Asia Aluminum Group Limited ("AAG"), a subsidiary of Asia Aluminum Holdings Limited. The companies also signed a long-term supply agreement to maintain their nine-year trading relationship. Indalex said it expects to use a portion of the proceeds from the sale to strengthen its balance sheet and to invest in growth projects.

    "The equity position we took in AAG in 2001 has facilitated the building of a strong extrusion supply relationship over the past six years. That relationship has now evolved to the point where we can separate our financial relationship from our supply relationship with AAG. As a result, now is an opportune time for us to divest our equity position while continuing to focus on maintaining and building our customer/supplier relationship with AAG, achieving benefits for our customers and shareholders and strengthening our balance sheet," said Timothy R.J. Stubbs, President and Chief Executive Officer, Indalex Holding Corp.

    Indalex is one of AAG's largest customers. AAG supplies the majority of Indalex's offshore production. Indalex will continue its mutually beneficial supply relationship with AAG to offer North American customers an offshore option in addition to domestic supply of extruded aluminum components from Indalex manufacturing facilities across the U.S. and Canada. Indalex will continue to operate its business office in Nanhai, China and maintain its Indalex International sales, customer service and logistics organization.

    The equity interest in AAG was acquired by Novar plc, Indalex's then parent company, in 2001. Indalex assumed the equity interest from Novar in 2002. An affiliate of Sun Capital Partners, Inc. subsequently acquired the stock of Indalex and its subsidiaries from Honeywell in February of 2006.

    About Indalex Holding Corp.

    Indalex Holding Corp. ("Indalex"), with headquarters in Lincolnshire, Illinois, is the largest independent producer of soft alloy extrusion products and the second largest aluminum extruder in North America. The company's aluminum extrusion products are widely used throughout industrial, commercial, and residential applications and are customized to meet specific end-user requirements.

    Indalex consists of Indalex Inc. and Indalex Limited. The company's North American network includes two cast houses, 14 extrusion facilities, 37 extrusion presses with circle sizes up to 12 in., a variety of fabrication and close tolerance capabilities, 9 electrostatic paint lines and three anodizing operations. For additional information, please visit www.indalex.com.

    About Asia Aluminum Holdings Limited

    Asia Aluminum Holdings Limited is the world's premier aluminum fabricator, dedicated to offering sophisticated extrusion, design, engineering, surface-finish and fabrication expertise for the benefit of customers in the infrastructure, home-building and improvement, transportation and other industrial sectors. With a core capability of 350,000 metric tons of extrusion and the soon-to-be-commissioned 400,000 metric tons of rolled-products fabrication, Asia Aluminum is Asia's largest aluminum processing company and will rank among the top three fabricators in the world. For more information, please visit www.asiaalum.com.

    About ORIX Corporation

    ORIX Corporation is an integrated financial services group based in Tokyo, Japan, listed on the Tokyo Stock Exchange (TSE:8591) as well as the New York Stock Exchange (NYSE:IX). For more information, please visit: www.orix.co.jp/grp/index_e.htm.

    About Sun Capital Partners, Inc.

    Sun Capital Partners, Inc. is a leading private investment firm focused on leveraged buyouts, equity, debt, and other investments in market-leading companies that can benefit from its in-house operating professionals and experience. Sun Capital affiliates have invested in and managed more than 150 companies worldwide with combined sales in excess of $35 billion since Sun Capital's inception in 1995. Sun Capital has offices in Boca Raton, Los Angeles, New York, as well as affiliates with offices in London, Tokyo and Shenzhen. For more information, please visit: www.SunCapPart.com.

    CONTACT: Indalex Holding Corp.
             Michael Alger
             Executive Vice President, Chief Financial Officer
             847-810-3122
             mike_alger@indalex.com